Exhibit No. 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Southern Michigan Bancorp, Inc.

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-1 and related Prospectus of Southern Michigan Bancorp, Inc. for the registration of 200,000 shares of its common stock and to the incorporation by reference therein of our report dated March 11, 2008, with respect to the consolidated financial statements of Southern Michigan Bancorp, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ CLIFTON GUNDERSON LLP

Toledo, Ohio
June 2, 2008